                                                                   Exhibit 10.02


                                                        Phillips China Inc.
                                                        600 N. Dairy Ashford Rd.
                                                        Houston, Texas 77079

December 17, 2004

Mr. Michael R McElwrath
Chairman & CEO
Far East Energy Corporation
400 N. Sam Houston Parkway East, Suite 205
Houston, Texas 77060

Re: Shouyang PSC - Second Amendment to Farmout Agreement between Phillips China Inc. ("PCI") and Far East Energy Corporation ("FEEC")

Dear Mr. McElwrath:

The purpose of this second amendment agreement ("Second Amendment") is to modify some of the terms and conditions of the Farmout Agreement for the Shouyang PSC that was executed by and between PCI and FEEC on June 17, 2003, as amended on December 15, 2003 (the "Shouyang Farmout Agreement").

The capitalized terms used in this Second Amendment that are not otherwise defined herein shall have the same meaning assigned to them in the Shouyang Farmout Agreement and the Shouyang PSC.

1. The term of this Second Amendment shall commence on the date first written above and shall terminate on the same date on which the Shouyang Farmout Agreement terminates.

2. FEEC has informed PCI that it has obtained CUCBM's agreement to extend the term of phase one of the exploration period until January 31, 2005, and that, if FEEC commits to enter into phase two of the exploration period, phase two will be extended until December 31, 2005. FEEC hereby undertakes to provide PCI with written evidence of such extensions.

3. As a consequence of FEEC's desire to modify its obligations under the Qinnan Farmout Agreement in phase one and FEEC's preference to drill horizontal wells in lieu of vertical wells in phase two in either the Qinnan Block or the Shouyang Block, the parties have agreed to a modified work program as outlined in Attachment A and as further described as follows:

     a. Phase two will consist of drilling two (2) horizontal wells, for which FEEC shall (i) perform all of the necessary engineering work and (ii) use its best commercial efforts to drill each well to 4,000 meters of horizontal drilling in coal seam with a minimum requirement of 2,000 meters drilled in coal seam per well;

     b. Phase three will consist of drilling one (1) horizontal well with FEEC attempting to drill such well to 4,000 meters of horizontal drilling in coal seam; and

     c. The total work commitment for FEEC in phases two and three will consist of a combined total of 12,000 meters of horizontal drilling in coal seam for the three (3) wells combined.

4. Article 6.4 of the Shouyang Farmout Agreement shall be amended to read as follows:

         "6.4 (a) FEEC shall provide PCI with a performance guarantee covering all aspects of FEEC's performance during the first phase and the second phase of the exploration period under the PSC, the Qinnan PSC, this Agreement and the Qinnan Farmout Agreement, which guarantee shall take the form of an escrow account that will be opened at a bank that is acceptable to PCI, in its sole opinion. The escrow account for the first phase of the exploration period shall be for a total of $1,000,000, covering costs incurred under Article 6.5 of the Qinnan Farmout Agreement and


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Article 6.7 below, which shall be opened within thirty (30) days after the
Approval Date, and shall remain open through January 31, 2005, unless FEEC extends into the second phase of the exploration period, in which case the escrow account shall remain open until December 31, 2005. In the event FEEC exercises the option to extend into the second phase of the exploration period of the PSC as contemplated in Article 6.5 below, the amount required to be held in the escrow account shall continue to be $1,000,000 to cover the costs to be incurred under Articles 6.5 and 6.7 below until June 30, 2005. In the event that FEEC has not completed the drilling of the first horizontal well under phase two by June 30, 2005, then FEEC shall increase the escrow account to $2,600,000 to cover the costs to be incurred under Articles 6.5 and 6.7 below.

         (b) In the event that FEEC does extend into the second phase of the exploration period, notwithstanding the requirement to increase the amount of the escrow account to $2,600,000 on June 30, 2005, subject to certain events described in Article 6.4 (a) above, FEEC shall have the right, each time subject to the prior written consent of PCI, to drawdown amounts required to fund operations in the second phase after June 30, 2005. Each such drawdown shall not exceed $250,000."

5. Article 6.5 of the Shouyang Farmout Agreement is hereby amended by rewriting the third sentence as follows: "The minimum work commitment for the second phase requires the drilling and testing of two (2) horizontal wells, for which FEEC shall (i) perform all of the necessary engineering work and (ii) use its best commercial efforts to drill a minimum of 4,000 meters of horizontal drilling in coal seam per well, in either the Qinnan Block or the Shouyang Block. While FEEC shall (i) perform all of the necessary engineering work and (ii) use its best commercial efforts to drill each of these wells to 4,000 meters of horizontal drilling in coal seam, PCI agrees that FEEC may drill less than 4,000 meters horizontally if technical problems are encountered as long as the total horizontal drilling is at least 2,000 meters per well."

6. The parties agree to immediately enter into negotiations with CUCBM regarding the corresponding required amendments to the Qinnan PSC and Shouyang PSC.

7. This Second Amendment constitutes an amendment to the Shouyang Farmout Agreement. Neither Party may make any press releases or other public disclosures of the existence or the contents of this amendment agreement without the prior written consent of the other Party, except that either party may disclose limited amounts of information as required by applicable laws and regulations and as may be required by financial institutions and stock exchanges.

8. This Second Amendment shall be construed and interpreted in accordance with the laws of the State of Texas, U.S.A., except those laws that would apply the laws of another jurisdiction. Any dispute between the Parties arising out of or relating to this amendment agreement, which cannot be settled amicably by the Parties, shall be submitted to arbitration in accordance with the provisions of
Article 12 of the Shouyang Farmout Agreement.

9. This Second Amendment shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

10. Except as otherwise provided in this Second Amendment, the Shouyang Farmout Agreement shall remain unaltered and in full force and effect.

If the foregoing accurately reflects your understanding of this Second Amendment, please indicate your acceptance by signing and dating this letter agreement in the space provided below and return one executed copy to PCI.

Sincerely yours,

PHILLIPS CHINA INC.

By:       /s/ S.M. Park
         -----------------------------------
Name:    S. M. Park
Title:   Vice President



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
AGREED TO AND ACCEPTED
this 17th day of December, 2004

FAR EAST ENERGY CORPORATION

By:       /s/ Michael R. McElwrath
         -----------------------------------
Name:    Michael R. McElwrath
Title:   Chairman & CEO


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
                                  Attachment A


Summary of Farmout Requirements vs. Revised JMC Work Commitments -- (000's)

                                                  Farmout Original           Revised PSC
                                                     Commitment            Work Obligation
                                                     ----------            ---------------
         PHASE I

             Frac and test the 3
                  Qinnan wells                          $1,125
             Frac and test one
                  Qinnan well (QN-002)                                           $375
             Escrow Required ($1 million)

         PHASE II-

             Drill and test 3 vertical
                  Wells                                 $1,050
                                                        ------
             Drill and test 2 horizontal
                  Wells (minimum 4,000 meters)                                 $2,600
                                                                               ------
                  (Either Qinnan or Shouyang Block)
             Escrow Required ($2.6 million)

                  TOTAL COST ESTIMATES
                  PRIOR TO PCI ELECTION                 $2,175                 $2,975


         PHASE III --
             Drill 12 vertical pilot wells              $3,600*
             Drill and test one horizontal well                                $1,300
             (Either Qinnan or Shouyang Block)

* Based on PSC estimates of original plan for the pilot project.


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